Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: James Zeumer
(248) 433-4502
jim.zeumer@pultegroup.com

News Media: Travis Parman
(248) 433-4533
travis.parman@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

•	Net New Home Orders Totaled 4,345, a Sequential Increase of 43% from Q4 2010

•	Adjusted Gross Margin of 16.9% Increased 60 Basis Points Over Prior Year

•	Homebuilding SG&A Reduced by 10% to $136 Million

•	Land Impairment Charges Drop to $0.7 Million

•	Loss of $0.10 Per Share Reflects Lower Closing Volumes Partially Offset by Improved Margins and Cost Controls

•	Cancellation Rate Dropped to 16.1% from 18.3%

•	Quarter Ending Cash Balance of $1.4 Billion

•	Company Expects Improving Margins and Greater Overhead Leverage to Drive Profitability in Second Half of 2011

Bloomfield Hills, Mich., April 28, 2011 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2011. For the quarter, the Company reported a net loss of $40 million, or $0.10 per share, compared with a loss of $12 million, or $0.03 per share, for the comparable prior year period.

“We are encouraged by traffic and orders within the quarter which showed sequential increases from month-to-month, while we exceeded internal forecasts for the period on key business drivers including net new home orders and margins,” said Richard J. Dugas, Jr., PulteGroup Chairman, President and CEO. “An improving economy is slowly beginning to generate new jobs which over the long term should translate into stronger consumer confidence, both of which are critical to a meaningful and sustained recovery in the U.S. housing industry.

“Over the near term, we expect the industry will continue to face low levels of demand and that overall operating conditions will remain highly competitive. Within this environment, we remain focused on implementing actions that can drive further margin expansion and sustained overhead leverage. In combination with anticipated higher closing volumes, we expect that the financial benefits associated with these actions will enable the Company to achieve profitability in the back half of 2011.”

Revenue from home sales (settlements) in the first quarter declined 20% to $782 million, compared with $977 million in the prior year. Lower revenue for the quarter reflects a 17% decrease in closings to 3,141 homes, combined with a 3%, or $8,000, decrease in average selling price to $249,000. The decrease in average selling price primarily reflects a shift in the mix of homes closed during the quarter.

First quarter cost of sales related to home sales totaled $685 million compared with costs of $850 million in 2010. Prior year cost of sales included $5 million of impairments and $2 million in merger-related costs; these expenses were immaterial in the current period. Excluding impairments, capitalized interest expense and merger-related costs, gross margin for the quarter would have been 16.9%, compared with a comparable prior year gross margin of 16.3%. The improvement in adjusted gross margin reflects changes in the mix of houses closed and ongoing initiatives to reduce house construction costs.

Homebuilding selling, general and administrative (SG&A) expense for the quarter was $136 million, down from $151 million in the comparable period last year. Although down approximately $15 million in absolute dollars, on a year-over-year basis SG&A increased as a percentage of home sale revenue as a result of the approximately 20% decrease in revenue for the quarter.

The Company’s first quarter homebuilding pre-tax loss was $41 million, compared with a $12 million pre-tax loss in the comparable prior year period.

Net new home orders for the first quarter were 4,345 homes, compared with net new orders of 4,320 for the first quarter of 2010. As previously announced, a change in the Company’s signup process reduced reported first quarter 2010 orders by approximately 450 homes. Sequentially, orders for the quarter increased 43% from the fourth quarter of 2010. Net new orders in the quarter benefitted from a decrease in cancellation rate to 16%, compared with an 18% cancellation rate in the first quarter of last year. PulteGroup’s quarter-ending backlog was 5,188 homes valued at $1.4 billion. Prior year backlog totaled 6,456 homes with an estimated value of $1.7 billion.

The Company’s financial services operations reported pretax income of $1 million for the quarter, compared with prior year income of $5 million. Loan originations for the first quarter were 1,865 compared with prior year originations of 2,325. Lower pretax income and originations for the period directly reflect the impact of reduced closings in the Company’s homebuilding operations. Mortgage capture rate for the quarter was 76%, compared with 75% for the same quarter last year.

The Company ended the quarter with a cash balance of $1.4 billion, including restricted cash. Prior to the close of the quarter, PulteGroup announced its decision to terminate the Company’s $250 million revolving credit facility. Terminating this facility will save the Company an estimated $5 million annually, but resulted in a one-time charge of approximately $1.3 million for the quarter.

A conference call discussing PulteGroup’s first quarter 2011 results is scheduled for Thursday, April 28, 2011, at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup’s corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in, and potential further deterioration of, the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the availability and cost of insurance covering risks associated with PulteGroup’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup’s local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses.

About PulteGroup

PulteGroup, Inc. (NYSE: PHM) based in Bloomfield Hills, Mich., is America’s premier home building company with operations in 60 markets located throughout 28 states. The Company has an unmatched capacity to meet the needs of all buyer segments through its brand portfolio that includes Pulte Homes, Centex and Del Webb. As the most awarded homebuilder in customer satisfaction, the brands of PulteGroup have consistently ranked among the nation’s top homebuilders as surveyed by third-party, independent national customer satisfaction studies.

For more information about PulteGroup, Inc. and PulteGroup brands, see www.pultegroup.com; www.pulte.com; www.centex.com; www.delwebb.com

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PulteGroup, Inc.

Condensed Consolidated Results of Operations

($000’s omitted, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$783,767	$989,792
Financial Services	21,435	30,566

Total revenues	$805,202	$1,020,358

Pre-tax income (loss):
Homebuilding	$(40,794)	$(11,836)
Financial Services	973	5,472
Other non-operating	(5,571)	(8,144)

Income (loss) before income taxes	(45,392)	(14,508)

Income tax expense (benefit)	(5,866)	(2,020)

Net income (loss)	$(39,526)	$(12,488)

EARNINGS PER SHARE - ASSUMING DILUTION:

Net income (loss)	$(0.10)	$(0.03)

Shares used in per share calculations	379,544	377,747

PulteGroup, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

	March 31, 2011	December 31, 2010

ASSETS

Cash and equivalents	$1,292,949	$1,470,625
Restricted cash	133,404	24,601
Unfunded settlements	12,473	12,765
House and land inventory	4,767,216	4,781,813
Land held for sale	96,690	71,055
Land, not owned, under option agreements	43,271	50,781
Residential mortgage loans available-for-sale	143,846	176,164
Investments in unconsolidated entities	45,470	46,313
Goodwill	240,541	240,541
Intangible assets, net	172,173	175,448
Other assets	489,147	567,963
Income taxes receivable	79,449	81,307

	$7,516,629	$7,699,376

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$206,067	$226,466
Customer deposits	66,422	51,727
Accrued and other liabilities	1,473,415	1,599,940
Income tax liabilities	289,605	294,408
Senior notes	3,380,980	3,391,668

Total liabilities	5,416,489	5,564,209

Total shareholders’ equity	2,100,140	2,135,167

	$7,516,629	$7,699,376

PulteGroup, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
HOMEBUILDING:
Home sale revenues	$782,471	$976,806
Land sale revenues	1,296	12,986

	783,767	989,792

Home sale cost of revenues	(685,030)	(850,095)
Land sale cost of revenues	(930)	(8,998)
Selling, general, and administrative expenses	(135,830)	(150,865)
Equity in earnings (loss) from unconsolidated entities	1,098	(111)
Other income (expense), net	(3,869)	8,441

Pre-tax income (loss)	$(40,794)	$(11,836)

FINANCIAL SERVICES:
Pre-tax income (loss)	$973	$5,472

OTHER NON-OPERATING:
Pre-tax income (loss):
Net interest income	$1,086	$2,297
Selling, general & administrative	(6,616)	(10,441)
Other income (expense), net	(41)	—

Total other non-operating	$(5,571)	$(8,144)

PulteGroup, Inc.

Segment Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Home Sale Revenues	$782,471	$976,806

Unit settlements:
East	937	1,221
Gulf Coast	1,187	1,251
Central	624	771
West	393	552

	3,141	3,795

Average selling price	$249	$257

Net new orders: (a)
East	1,230	1,191
Gulf Coast	1,784	1,551
Central	893	991
West	438	587

	4,345	4,320

Net new orders - dollars (a)(b)	$1,094,000	$1,091,000

Unit backlog:
East	1,580	2,038
Gulf Coast	2,066	2,381
Central	1,050	1,205
West	492	832

	5,188	6,456

Dollars in backlog	$1,368,000	$1,691,000

(a)	During the three months ended March 31, 2010, we revised our criteria for recognizing new orders to include the additional requirement of customer preliminary loan approval. This change resulted in a reduction of approximately 450 units and $110.0 million in our reported net new orders and backlog in the first quarter of 2010. We reversed this methodology in the fourth quarter of 2010 as the revised process was not providing a significant benefit for either our operations or our customers.
(b)	Net new order dollars represents a composite of new order dollars combined with other movements of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc.

Segment Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
MORTGAGE ORIGINATIONS:

Origination volume	1,865	2,325

Origination principal	$378,000	$498,000

Capture rate percentage	76.5%	75.3%

PulteGroup, Inc.

Supplemental Information

($000’s omitted)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Interest in inventory, beginning of period	$323,379	$239,365
Interest capitalized	56,191	68,896
Interest expensed	(34,816)	(27,000)

Interest in inventory, end of period	$344,754	$281,261

Interest incurred	$56,191	$68,896

Reconciliation of Non-GAAP Financial Measures

This press release contains information about home sale gross margin excluding impairments, interest expense, and merger-related costs, which is considered a non-GAAP financial measure under the SEC’s rules and should be considered in addition to, rather than as a substitute for, home sale gross margin (which we define as home sale revenues less home cost of revenues) as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our measures to that of such other companies.

The following table sets forth a reconciliation of this non-GAAP financial measure to home sale gross margin, a GAAP financial measure, which management believes to be the GAAP financial measure most directly comparable to this non-GAAP financial measure ($000’s omitted):

	Three Months Ended		Three Months Ended
	March 31, 2011	December 31, 2010	March 31, 2011	March 31, 2010

Home sale revenues	$782,471	$1,155,169	$782,471	$976,806
Home sale cost of revenues	(685,030)	(1,099,046)	(685,030)	(850,095)

Home sale gross margin	97,441	56,123	97,441	126,711
Add:
Impairments (a)	41	67,880	41	3,518
Capitalized interest amortization (a)	34,816	67,489	34,816	27,000
Merger-related costs (b)	280	282	280	2,444

Home sale gross margin excluding impairments, interest expense, and merger-related costs	$132,578	$191,774	$132,578	$159,673

Home sale gross margin as a percentage of home sale revenues	12.5%	4.9%	12.5%	13.0%
Home sale gross margin excluding impairments, interest expense, and merger-related costs as a percentage of home sale revenues	16.9%	16.6%	16.9%	16.3%

(a)	Write-offs of capitalized interest related to impairments are reflected in capitalized interest amortization.
(b)	Home sale gross margin was adversely impacted by the amortization of a fair value adjustment to homes under construction inventory acquired with the Centex merger. This fair value adjustment is being amortized as an increase to cost of sales over the related home closings.